Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Secures International Distributor

Relationship for Drill-N-Ream® Wellbore Conditioning System

Bin Zayed Petroleum for Investment Ltd, one of the foremost global companies with broad petroleum experience, will market and distribute SDP’s patented Drill-N-Ream® wellbore conditioning system to key end markets in the Middle East and North Africa

Exclusive agreement provides for Bin Zayed Petroleum to purchase approximately
$13 million of Drill-N-Reams for the Middle East

VERNAL, UT, June 29, 2022 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, announced that its subsidiary, Hard Rock Solutions, LLC, has entered into an exclusive channel partner and distribution agreement with Bin Zayed Petroleum for Investment Limited (Bin Zayed Petroleum), a Seychelles registered company. The agreement covers the full range of sizes of SDP’s patented Drill-N-Ream® (DNR) wellbore conditioning system for the Middle East/North Africa (MENA) regions and will remain in effect subject to the performance and revenue sharing targets being met during the term of the agreement.

“We believe this relationship further validates the capabilities of our technology, and we are thrilled to be teaming up with the experienced Bin Zayed Petroleum team,” commented Troy Meier, Chairman and Chief Executive Officer of SDP. “We have demonstrated the value that our DNR provides at the well site, but given our limited resources, our market reach has been limited, especially as COVID-related restrictions limited travel and customer access. This new partnership provides the DNR and importantly, our Superior Drilling Products brand, significantly more exposure throughout the Middle East and North African regions. We expect this will accelerate adoption rates of the technology as we improve the availability of, and access to, the DNR.”

The agreement provides that Bin Zayed Petroleum will purchase DNR tools from the Company and the Company will repair and maintain the purchased tools at an agreed repair price per tool. Bin Zayed Petroleum will purchase approximately $13 million of DNRs in quarterly stages over the next twelve months subject to certain conditions that will be evaluated with each purchase tranche. The initial tranche of purchased inventory of approximately $4 million was effective with the execution of the Agreement. Market penetration expectations are still being determined and will be adjusted on a yearly basis.

Edward Envia, Chief Operating Officer, Bin Zayed Petroleum added, “We are excited to partner with SDP and add their advanced drilling solution to our product and service offerings. We believe there is significant demand for the DNR, and expect customers to adopt the technology quickly as we leverage our well-established sales and marketing teams, and broad customer relationships.”

The DNR is a unique reaming assembly technology that increases the drift diameter as it conditions the wellbore during the drilling process, eliminating the requirement for a dedicated reaming run. The MENA countries covered by the new exclusive agreement consist of: Algeria, Bahrain, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Qatar, Saudi Arabia, Syria, Tunisia, United Arab Emirates and Yemen.

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Superior Drilling Products, Inc. Secures International Distributor Relationship for Drill-N-Ream® Well Bore Conditioning System

June 29, 2022

Mr. Meier concluded, “Like our distribution agreement in North America, this is an excellent sales model distribution relationship that will now exist in these key end markets. We believe this agreement enhances our ability to expand globally and, importantly, monetizes a portion of our current fleet of DNR inventory that was established for the Middle East.”

The revenue associated with the initial inventory purchase will be recognized in the third quarter of 2022.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® wellbore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the success of the distribution partnership in the MENA region, the timing and value of any tool purchases, the ability to increase market penetration of the DNR, the technical capabilities of the DNR, the increase in market exposure in the Middle East, and the rate of adoption of the DNR tool are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

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